                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 104
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

BNS HOLDING, INC. POSTPONES EFFECTIVE DATE OF THE REVERSE/FORWARD STOCK SPLIT TO
                                 AUGUST 13, 2007

      MIDDLETOWN,   RHODE   ISLAND,   AUGUST  1,  2007  --  BNS  Holding,   Inc.
(OTCBB:BNSIA) (the "Company")  announces that its Board of Directors has decided to postpone the effective date of the proposed  200-for-1 reverse stock split of its Class A Common Stock, $.01 par value per share ("Common Stock"), immediately followed by a 1-for-200 forward stock split (the "Reverse/Forward  Stock Split")
to Monday,  August 13,  2007.  The  Company  reiterated  that it has  elected to require  banks,  brokers or other  nominees to aggregate any  fractional  shares within  the  Depository  Trust  Company  totals  upon  the  consummation  of the
Reverse/Forward  Stock  Split.  As a result,  the Company need not provide for a cash payout to any  stockholders  holding  shares of Common Stock in street name
(such as a bank,  broker or other nominee).  In addition,  stockholders  holding their  shares in street  name would  retain the same  number of shares they held immediately prior to the Reverse/Forward Stock Split.

      The Company  also  reminds  stockholders  holding  less than 200 shares of
Common  Stock in street name that they may request  their bank,  broker or other nominee to instruct the Company's transfer agent,  Computershare  Trust Company,
N.A.  (formerly  known  as  EquiServe  Trust  Company.  N.A.),  to  issue  stock certificates  in the  stockholder's  name so that they will  become  holders  of record  and be  eligible  to be  cashed  out  upon  the  effective  date  of the
Reverse/Forward  Stock Split.  The Company will  reimburse the costs incurred by the stockholders  holding less than 200 shares of Common Stock in street name to become  holders  of  record.  Such  stockholders  may send by mail or by fax the appropriate  invoices to BNS Holding  Inc.,  25  Enterprise  Center,  Suite 104,
Middletown,  RI 02842,  Attention:  Sandra B. Kearney,  Corporate  Secretary and
Director of Risk Management, Telephone: 401-848-6400, Facsimile: 401-848-6444.

      As described in the Company's  Definitive Proxy Statement  relating to the proposal to approve the  Reverse/Forward  Stock Split, the Board of Directors of
the Company has retained  for itself the  absolute  authority to reject (and not implement) the  Reverse/Forward  Stock Split if it subsequently  determines that the  Reverse/Forward  Stock Split, for any reason,  is not then in the Company's and its stockholders' best interests.

      This press release contains forward-looking  statements, as defined in the
Private  Securities   Litigation  Reform  Act  of  1995.  Such   forward-looking

statements involve a number of assumptions,  risks, and uncertainties that could cause the actual results of the Company to differ  materially from those matters expressed in or implied by such forward-looking  statements.  They involve known and unknown risks,  uncertainties,  and other  factors,  which are in some cases beyond the control of the Company.  Additional  information regarding these risk factors and  uncertainties is described more fully in the Company's SEC filings.
A copy  of  all  filings  may  be  obtained  from  the  SEC's  EDGAR  web  site,
www.sec.gov,  or by contacting:  Kenneth  Kermes,  President and Chief Executive
Officer or Terry Gibson,  CFO,  telephone  (401) 848-6300.  Further  information
regarding   the   Company   can  be   found   at   the   Company's   web   site,
WWW.COLLINSIND.COM.

                                       END